Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Ruth’s Hospitality Group, Inc. of our reports dated March 5, 2010, with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. and subsidiaries as of December 27, 2009 and December 28, 2008, and the related consolidated statements of income (loss), shareholders’ equity and cash flows for the fifty-two weeks ended December 27, 2009, December 28, 2008 and December 30, 2007, and the effectiveness of internal control over financial reporting as of December 27, 2009, which reports are included in the Annual Report on Form 10-K for the year ended December 27, 2009 of Ruth’s Hospitality Group, Inc., and also to the reference to us under the heading “Experts” in the Prospectus, which is a part of the registration statement.

/s/ KPMG LLP

Orlando, Florida

December 30, 2010

Certified Public Accountants